Exhibit 99.1
Rochester Medical Reports Fourth Quarter and Annual Results and
Announces Final Medicare Approval for Reimbursement for
FEMSOFT®
Stewartville, MN November 5, 2009
Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its fourth quarter and year ended September 30, 2009.
The Company reported sales of $9,009,000 for the current quarter compared to $9,512,000 for the fourth quarter of last year. The Company reported a quarterly net loss of $229,000 or ($.02) per diluted share compared to net income of $342,000 or $.03 per diluted share for the fourth quarter of last year.
The approximate 5% decrease in sales (.6% decrease on a constant currency basis) resulted from a 2% increase in Rochester Medical Branded Sales (10% increase on a constant currency basis), offset by a 20% decrease in Private Label Sales (20% decrease on a constant currency basis). Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations. In the fourth quarter of 2009 the U.S. dollar was significantly stronger versus the pound sterling, thus negatively affecting Rochester Medical Branded Sales levels in translated U.S. dollars given the significant volume of branded product sales in the United Kingdom.
Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $95,000 or $.01 per diluted share compared to Non-GAAP Net Income of $658,000 or $.05 per diluted share for the fourth quarter of last year. The decrease for the current quarter on a Non-GAAP basis is primarily attributable to the impact of exchange rate variation and increased investment in Sales and Marketing programs.
For the fiscal year ended September 30, 2009, the Company reported sales of $34,799,000 compared to sales of $35,192,000 for the previous year. It reported net income for the year of $109,000 or $.01 per diluted share compared to net income of $759,000 or $.06 per diluted share for the previous year. The approximate 1% decrease in annual sales (7% increase on a constancy currency basis) resulted from a 2% decrease in Rochester Medical Branded Sales (10% increase on a constant currency basis) partially offset by a 2% increase in Private Label Sales (2% increase on a constant currency basis).

Non-GAAP Net Income for the current year was $865,000 or $.07 per diluted share compared to Non-GAAP Net Income of $2,174,000 or $.17 per diluted share for the previous year. The decrease for the current year on a Non-GAAP basis is primarily due to the impact of exchange rate variation and increased investment in Sales and Marketing. It is also due to a tax benefit of $654,000 taken in the third quarter of last year and higher interest income in the prior year.
Rochester Medical also announced that a reimbursement device code has been issued this week by Medicare covering the Company’s FemSoft Insert, which is a soft disposable device used to manage female stress urinary incontinence and also mixed urge and stress incontinence. The Company believes the availability of Medicare reimbursement, which commences in 2010, will help this unique device become an economically accessible and often preferred solution for incontinent women in the U.S.
Commenting on today’s announcements, Rochester Medical’s CEO and President Anthony Conway said, “First I must say that I am delighted with the Medicare reimbursement approval for the FemSoft Insert. This unique technology has the potential to help millions of women deal with the difficulties of incontinence with comfort, dignity, and grace. Rochester Medical is putting the appropriate plans in place to ensure that clinicians and women throughout the country have access to this excellent choice.
“Regarding the quarterly results, I think it is particularly important to highlight our progress in the U.S. and U.K., the areas of our direct sales and marketing focus. Combined fourth quarter sales of all Rochester Medical Branded products in those markets were up a solid 15% on a constant currency basis compared to the same period of the prior year. In those same combined markets on a constant currency basis, sales of Intermittent Catheters rose an impressive 46%, and Foley Catheter sales were up strongly with a 68% increase. These two product lines are our current growth drivers and, along with the FemSoft Insert, are expected to be the primary growth drivers in 2010 and beyond. The 20% drop in Private Label Sales is strictly due to timing of orders which causes the quarterly up and down fluctuations.” To that point Conway noted Private Label Sales were up 42% in the third quarter and for the year were up 2%.
Conway continued, “We introduced the StrataSI™ and StrataNF™ Foley Catheters this quarter and we are extremely pleased with the initial reception. I believe that the comfortable softness and gentle feel of these all silicone catheters along with the infection prevention characteristics provide a clearly superior choice over latex catheters for all patients. Latex catheters currently make up 90% of the U.S. Foley catheter market.
“Looking ahead, given the new Strata product line, the recently introduced MAGIC3™ Intermittent Catheter line, the just announced National Healthcare System reimbursement for the FemSoft female incontinence insert in the U.K., and the Medicare final reimbursement approval announced today for FemSoft in the U.S., 2010 promises to be a very interesting and active year for Rochester Medical.”
Rochester Medical has provided Non-GAAP Net Income in addition to earnings calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results. Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed. Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively. While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP. Reconciliations of Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.
This press release contains “forward-looking statements” that are based on currently available information, operating plans and management’s expectations about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2008 and subsequent reports on Forms 10-Q and 8-K. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
The Company will hold a quarterly conference call to discuss its earnings report. The call will begin at 3:30 p.m. central time (4:30 p.m. eastern time).
This call is being webcast by Thomson/CCBN and can be accessed at Rochester Medical’s website at www.rocm.com. To listen live to the conference call via telephone, call:
Domestic:	888.680.0893
International:	617.213.4859
Pass code:	64235793
Pre Registration:
https://www.theconferencingservice.com/prereg/key.process?key=PD8MG6W7Q
Replay will be available for seven days at www.rocm.com or via telephone at:
Domestic:	888-286-8010
International:	617-801-6888
Pass code:	31548516

Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.
For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency
For the Three and Twelve months ended
September 30, 2009

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP Sales as Reported	$9,009,299	$9,512,191	$34,798,829	$35,191,949

Exchange rate as Reported	1.64	1.89	1.55	1.97

Constant Currency Sales	$9,009,299	$9,062,879	$34,798,829	$32,440,497

(1) Exchange rate used for Constant Currency Purposes	1.64	1.64	1.55	1.55

Net Effect of Constant Currency Illustration	$—	$(449,312)	$—	$(2,751,452)

(1)	For illustrative purposes constant currency translates prior period foreign sales at current exchange rates.

For Rochester Medical Corporation this is the conversion rate of pound sterling to US dollars. The rate represents the average exchange rate for the respective three or twelve month period.

ROCHESTER MEDICAL CORPORATION
Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income
For the Three and Twelve months ended
September 30, 2009 and 2008

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2009	2008	2009	2008

GAAP Net Income (Loss) as Reported	$(229,000)	$342,000	$109,000	$759,000

Diluted Earnings (Loss) Per Share as Reported	$(0.02)	$0.03	$0.01	$0.06

Adjustments for non-recurring unusual items:
Settlement income after taxes (1)	—	—	(637,000)	—

Subtotal	—	—	(637,000)	—

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	129,000	129,000	515,000	515,000
FAS 123R compensation expense (3)	195,000	187,000	878,000	900,000

Subtotal	324,000	316,000	1,393,000	1,415,000

Non-GAAP Net Income	$95,000	$658,000	$865,000	$2,174,000

Non-GAAP Diluted EPS	$0.01	$0.05	$0.07	$0.17

Weighted Average Shares — Diluted	12,702,241	12,587,427	12,639,853	12,577,337

(1)
Settlement income received January 15, 2009 from Covidien Ltd. of $1,000,000, $637,000 after taxes of $363,000. This adjustment reduces net income for amounts received net of taxes paid in connection with one-time settlement of certain litigation. These amounts were recorded in Other Income in the Statement of Operations for the twelve months ended September 30, 2009.

(2)
Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and twelve months ended September 30, 2009 and 2008 related to certain intangibles. The gross amount of amortization is $163,000 per quarter after taxes of $34,000 for a net amount of $129,000.

(3)
Compensation expense mandated by SFAS 123R. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and twelve months ended September 30, 2009 and 2008. The gross amount of compensation expense for the three months ended September 30, 2009 and 2008 is $295,000 and $283,000 net of taxes of $100,000 and $96,000 for net amounts of $195,000 and $187,000, respectively. The gross amount of compensation expense for the twelve months ended September 30, 2009 and 2008 is $1,330,000 and $1,364,000 net of taxes of $452,000 and $464,000 for net amounts of $878,000 and $900,000, respectively.

Rochester Medical Corporation
Press Release — F09 Fourth Quarter
Condensed Balance Sheets

	(unaudited)
	September 30,	September 30,
	2009	2008

Assets

Current Assets
Cash and equivalents	$6,365,584	$8,508,000
Marketable securities	29,896,740	28,493,648
Accounts receivable	6,418,656	6,009,023
Inventories	9,710,234	8,745,873
Prepaid expenses and other assets	1,076,183	1,110,291
Deferred income tax	1,153,964	1,143,931

Total current assets	54,621,361	54,010,766

Property and equipment, net	9,683,808	9,883,329
Deferred income tax	768,874	831,299
Patents, net	224,815	227,358
Intangible assets, net	6,017,944	6,860,213
Goodwill	4,648,165	5,169,661

Total Assets	$75,964,967	$76,982,626

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,755,472	$2,127,470
Accrued expenses	1,527,352	1,170,654
Short-term debt	2,786,622	1,940,292

Total current liabilities	6,069,446	5,238,416

Long-term liabilities
Other long-term liabilities	55,889	239,496
Long-term debt	1,019,735	3,806,185

Total long-term liabilities	1,075,624	4,045,681

Stockholders’ equity	68,819,897	67,698,529

Total Liabilities and Stockholders’ Equity	$75,964,967	$76,982,626

Rochester Medical Corporation
Press Release — F09 Fourth Quarter
Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales	$9,009,299	$9,512,191	$34,798,829	$35,191,949

Cost of sales	4,706,579	4,889,789	17,973,314	18,483,985

Gross profit	4,302,720	4,622,402	16,825,515	16,707,964
Gross profit %	48%	49%	48%	47%

Costs and expense:
Marketing and selling	2,771,460	2,544,014	10,327,396	9,498,596
Research and development	272,084	308,913	1,241,095	1,044,205
General and administrative	1,432,610	1,447,707	6,006,906	6,658,002

Total operating expenses	4,476,154	4,300,634	17,575,397	17,200,803

(Loss) Income from operations	(173,434)	321,768	(749,882)	(492,839)

Other income (expense)

Interest income	41,705	197,997	283,195	1,239,689
Interest expense	(40,627)	(82,674)	(259,341)	(477,560)
Other income (expense)	—	(88,642)	1,200,442	(88,642)

Net income (loss) before income taxes	(172,356)	348,449	474,414	180,648

Income tax expense(benefit)	56,899	6,291	365,742	(578,455)

Net income (loss)	$(229,255)	$342,158	$108,672	$759,103

Earnings (loss) per common share — Basic	$(0.02)	$0.03	$0.01	$0.06

Earnings (loss) per common share — Diluted	$(0.02)	$0.03	$0.01	$0.06

Weighted Average Shares:
Basic	12,091,856	11,878,956	12,045,313	11,815,904

Weighted Average Shares:
Diluted	12,091,856	12,587,427	12,639,853	12,577,337